EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form SB-2/A, Post-Effective Amendment No. 1 of Edentify, Inc. of our report dated April 12, 2007, relating to the consolidated financial statements of Edentify, Inc. as of December 31, 2006 and for the year then ended, and for the period from August 27, 2004 (date of inception) to December 31, 2006 which are contained in that prospectus. We also hereby consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ WithumSmith+Brown, P.C.
Princeton, New Jersey
April 27, 2007